Registration No. 333-__________

As filed with the Securities and Exchange Commission on May 23, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

IOWA TELECOMMUNICATIONS SERVICES, INC.

(Exact name of registrant as specified in its charter)

Iowa	42-1490040
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

115 S. Second Avenue West
Newton, Iowa 50208

(Address, including zip code,
of registrant’s principal executive offices)

Iowa Telecommunications Services, Inc. 2002 Stock Incentive Plan
(Full title of the plan)

Donald G. Henry
General Counsel
Iowa Telecommunications Services, Inc.
115 S. Second Avenue West
Newton, Iowa 50208
(515) 787-2000
(Name, address and telephone number,
including area code, of agent for service of process)

Copy to:
Steven J. Dickinson
Fredrikson & Byron, P.A.
1200 Valley West Drive, Suite 304-4
West Des Moines, Iowa 50266
(515) 224-6706

CALCULATION OF REGISTRATION FEE
			Proposed maximum
	Amount to	Proposed maximum	aggregate offering
Title of securities to be registered	be registered (1)	offering price per share(2)	price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	1,195,919	$7.497	$8,965,611	$1,055	(3)

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(h), based on the weighted average per share exercise price and the actual aggregate exercise price at which the options, all of which have been granted and the exercise prices of which are known, may be exercised.

(3)	The Registrant previously paid filing fees of $91,858 in connection with the initial filing of Registration Statement on Form S-1 (File No. 333-114349) on April 8, 2004 and additional filing fees of $2,248 on August 12, 2004 in connection with Amendment No. 2 thereto. On September 30, 2004, the Registrant filed Amendment No. 3 thereto, decreasing the proposed maximum offering price, as a result of which the applicable filing fee declined to $46,012, resulting in registration fee balance of $48,094, of which $6,895 was applied to the registration fee in connection with an additional Registration Statement on Form S-1 (333-120591) filed pursuant to Rule 462(b) on November 18, 2004, leaving a registration fee balance of $41,198. Pursuant to Rule 457(p), the entire registration fee of $1,055 set forth in the table above is offset by reducing Registrant’s registration fee balance.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Iowa Telecommunications Services, Inc. (the “Company”), are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

(c)	the description of the Company’s Common Stock, par value $0.01 per share, as contained in Item 1 of the Registration Statement on Form 8-A filed on November 12, 2004 including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our amended and restated articles of incorporation provide that directors and officers will have no liability for money damages to us or our shareholders to the maximum extent permitted by the Iowa Business Corporation Act. The Iowa Business Corporation Act permits all monetary liability of directors to be eliminated except for: the amount of a financial benefit received by a director to which the director is not entitled; an intentional infliction of harm on the company or its shareholders; an unlawful distribution to shareholders; and an intentional violation of criminal law.

     Our amended and restated articles of incorporation require us to indemnify, to the fullest extent permitted by the Iowa Business Corporation Act, each current or former director or officer of the company who was or is made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the company, or is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another entity. The Iowa Business Corporation Act permits indemnification of directors for any liability except those for which the corporation may not eliminate the monetary liability of directors, as described in the preceding paragraph, and permits indemnification of officers on similar terms. This right to indemnification also includes the right to be paid by us the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the Iowa Business Corporation Act.

     Our amended and restated articles of incorporation bylaws authorize us to purchase insurance for us and for any of our directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other enterprises, against any expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense or liability under the Iowa Business Corporation Act.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description
5.1	Opinion of Fredrikson & Byron, P.A.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Fredrikson & Byron, P.A. (included in their opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newton, State of Iowa, on May 23, 2005.

IOWA TELECOMMUNICATIONS SERVICES, INC.

By /s/ Alan L. Wells
Alan L. Wells
Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 23, 2005.

/s/ Alan L. Wells	Chief Executive Officer and President
Alan L. Wells	(principal executive officer)

/s/ Craig A. Knock	Chief Financial Officer
(principal financial and accounting
Craig A. Knock	officer)

*	Chairman and Director

Edward J. Buchanan

*	Director

Brian P. Friedman

*	Director

Kevin Hranicka

*	Director

Stuart B. Katz

* By /s/ Donald G. Henry	Vice President, General Counsel and
Secretary
Donald G. Henry
Attorney-in-Fact

Exhibit Index to
Form S-8

Iowa Telecommunications Services, Inc.

Exhibit
Number	Description
5.1	Opinion of Fredrikson & Byron, P.A.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Fredrikson & Byron, P.A. (included in their opinion filed as Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney.